Exhibit (r)

MAN INVESTMENTS

U.S. CODE OF ETHICS

March 1, 2009

TABLE OF CONTENTS

I.	Statement of General Principles		1
II.	Application of the Code		2
	A.	Persons Covered by the Code	2
	B.	Distribution of the Code and Certifications	2
	C.	Interpretation and Enforcement of the Code	3
III.	Key Terms		3
	A.	Personal Accounts	3
	B.	Covered Securities	4
IV.	Securities Holdings Reports by Employees		5
	A.	Disclosure of Brokerage Accounts and Statements	5
	B.	Initial and Annual Holdings Reports	6
	C.	Quarterly Transaction Reports	6
	D.	Exceptions to the Reporting Requirements	7
	E.	Disclaiming of Beneficial Ownership	7
	F.	Confidentiality	7
	G.	Compliance Reviews	8
V.	Limitations on Personal Securities Transactions		8
	A.	General Fiduciary Obligations	8
	B.	Short-Term Trading	9
	C.	Pre-Clearance Requirements	9

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	D.	Exceptions to Personal Transaction Restrictions	10
	E.	Mutual Fund and Other Fund Investments	10
VI.	Man Group plc Shares		11
VII.	Restrictions on Gifts and Entertainment		11
	A.	Gifts	11
	B.	Entertainment	12
	C.	Reporting	12
	D.	Additional Restrictions	12
VIII.	Outside Business Activities and Employment		13
	A.	Service on Boards of Directors	13
	B.	Other Outside Business Activities	14
IX.	Reporting Violations		14
X.	Exceptions to the Code		14
XI.	Recordkeeping and Related Disclosure Requirements		15
	Attachment A- Code of Ethics Certification		17
	Exhibit A- Man Investments Outside Business Activity Request Form		18
	Exhibit B- Potential Conflicts of Interest Questionnaire		19
	Exhibit C- Third Party Authorization Attestation		22
	Code of Ethics Supplement

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Introduction

This Code of Ethics (the “Code”) applies to Man entities that are registered with the U.S. Securities and Exchange Commission as investment advisers (collectively “the Firm,” “we” or “us”).1 As investment advisers, we owe a fiduciary duty to our clients, which includes an obligation to put the interests of our clients ahead of our own interest and the interests of our employees. In addition, we hold our employees to a high standard of integrity and business practices. In serving our clients, we strive to avoid conflicts of interest or the appearance of conflicts of interest including in connection with transactions in securities by our employees and for the funds we manage (the “Funds”).

We have adopted the Code to specify and prohibit certain types of conduct, particularly with respect to personal securities transactions, deemed to create actual or potential conflicts of interest and to establish reporting requirements and enforcement procedures. If you have any question regarding any policy or procedure contained in the Code, please contact the Compliance Department.

I.	Statement of General Principles

In recognition of the trust and confidence placed in the Firm by the Funds’ interestholders, and to give effect to our belief that our operations should be directed to the benefit of the Funds’ interestholders, we hereby adopt the following general principles to guide the actions of our personnel:

A.	We must at all times place the interests of our Funds and their interestholders ahead of those of the Firm and our personnel;

B.	We must conduct all personal securities transactions in a manner consistent with procedures contained in the Code and in a manner that avoids any actual or potential conflict of interest;

C.	We must not take inappropriate advantage of our position with respect to our Funds;

D.	We must maintain the confidentiality of information concerning the identity of security holdings and the financial circumstances of our Funds and their interestholders;

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1 The provisions of the Code also apply to those personnel who are associated with our SEC registered broker-dealer and/or employed by our other U.S. entities, unless otherwise excluded by the Compliance Department. In addition, personnel of Glenwood Capital Investments, L.L.C. – an affiliated, SEC-registered investment adviser that provides advice to investment companies registered under the Investment Company Act of 1940 (“Investment Company Act”) – are subject to the Code and a separate Supplement. The Supplement addresses certain additional or slightly different requirements for codes of ethics arising under applicable Rule 17j-1 of the Investment Company Act.

E.	We must maintain independence in our investment decision-making process; and

F.	We must comply with all applicable U.S. Federal Securities Laws.[2]

II.	Application of the Code

A.	Persons Covered by the Code

The Code covers:

1.

Any director, officer or employee of the SEC registered advisers covered by the Code, as well as any other person who occupies a similar status, performs similar functions or provides investment advice on behalf of the those advisers and is subject to the supervision and control of those advisers.

2.

Any director, officer or employee of another advisory entity within the Man Group, including offshore advisers, who provides investment advice to the any of the Funds (i.e., through a “participating affiliate” arrangement) as determined by the Chief Compliance Officer;

3.

Any director, officer or employee of the Man SEC registered broker-dealer or any person located in the United States who is a director, officer or employee of a Man entity based in the United States; and

4.	Any other person designated by the Chief Compliance Officer as covered by the Code, such as temporary workers, consultants, and independent contractors.

For simplicity, all persons who are subject to the Code are referred to in the Code as “employees.”

B.	Distribution of the Code and Certifications

The Chief Compliance Officer or his or her designee will distribute a copy of the Code to all new employees promptly upon their engagement by the Firm and to all current employees if any material changes occur. These distributions may be made electronically. All employees will be required to provide a certification

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2 For purposes of the Code, the applicable Federal Securities Laws include the following: the Securities Act of 1933 (the “Securities Act”), the Exchange Act of 1934 (“Exchange Act”), the Sarbanes-Oxley Act of 2002, the Investment Company Act, the Investment Advisers Act of 1940 (“Advisers Act”), Title V of the Gramm-Leach-Bliley Act of 1999, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

to the Compliance Department within thirty (30) days of receiving a copy of the Code or an amendment.

The certification will require an employee to acknowledge that he or she (i) has received, read and understands the Code and any amendment thereto; (ii) recognizes that he or she is subject thereto; and (iii) has, and will, fully abide by the Code and any amendment thereto. A form of certification, which may be acknowledged electronically, is attached hereto as Attachment A.

C.	Interpretation and Enforcement of the Code

The Code does not attempt to identify all possible conflicts of interests and literal compliance with each of the specific procedures will not shield an employee from liability for personal trading or other conduct that violates the fiduciary duty to the Funds. Accordingly, the policies and procedures contained in the Code will be interpreted broadly to prevent any situation which could impugn our reputation for professionalism and integrity. It is the duty of all employees to follow both the specific requirements and the spirit of the Code.

Failure to adhere to both the letter and spirit of the Code and with all related policies and procedures may result in disciplinary action, including, but not limited to, disgorgement of profits, imposition of a substantial fine, demotion, suspension or termination.

III.	Key Terms

The personal trading requirements and restrictions contained in the Code apply to all “covered securities” in any “personal account.”

A.	Personal Accounts

     The term “personal account” means any securities account in which an employee has any direct or indirect “beneficial ownership.”3 The term beneficial ownership is defined broadly and therefore a personal account includes, but is not necessarily limited to, the following:

1.	An account in the name of an employee;

2.	An account in the name of an employee’s spouse or domestic partner;

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3 A person is deemed to have beneficial ownership if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant personal account. For a full definition of beneficial ownership, refer to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

3.	An account in the name of an employee’s child under the age of 18 or in the name of a child over the age of 18 who is financially dependent on the employee.

4.

An account in the name of an employee’s relative or other individual living with the employee (including stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships);

5.	An account in which an employee or a member of the employee’s family has a financial interest (including those held in the name of a nominee or custodian); and

6.

An account with respect to which an employee, or a member of the employee’s family, directly or indirectly controls or participates in or has the right to control or to participate in investment decisions.

If you have any questions regarding whether a particular account should be viewed as a personal account, please contact the Compliance Department.

B.	Covered Securities

The term “covered security” includes all securities defined as such under the Advisers Act, and includes:

1.	Debt and equity securities;

2.	Options on securities, on indices, and on currencies;

3.	All forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs;

4.	Foreign unit investment trusts and foreign mutual funds; and

5.	ETFs and ETNs.

The term “covered security,” however, does not include the following:

1.	Direct obligations of the U.S. government (e.g., treasury securities);

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements;

3.	Shares issued by money market funds;

4.	Shares of open-end mutual funds that are not advised or sub-advised by the Firm (or our affiliates); and

5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by the Firm (or our affiliates).

If you have any questions regarding whether a particular security should be viewed as a covered security, please contact the Compliance Department.

IV.	Securities Holdings Reports by Employees

A.	Disclosure of Brokerage Accounts and Statements

All employees must initially report all personal accounts, and must thereafter report the opening of any new personal account promptly. For each existing or new personal account, employees must report, amongst other things, (i) the name of the broker, dealer or bank with whom the account was established and (ii) the date the account was established.

This information must be reported to the Compliance Department through the completion of required forms in the Firm’s electronic compliance system. Once completed, a disclosure authorization letter will be sent to each broker, dealer or bank where the employee maintains or opens a personal account. The letter will authorize the broker-dealer to forward to the Compliance Department copies of brokerage statements and confirmations for the personal account. A copy of each such letter will be forwarded to the employee.

We expect that each broker-dealer who receives a disclosure authorization letter will begin providing the Firm with confirmations and brokerage statements within a relatively short period of time. Nevertheless, because we sometimes encounter delays, all employees must directly submit to the Compliance Department copies of trade confirmations and brokerage statements for their personal accounts until such time as the Compliance Department indicates in writing that these steps are no longer necessary. Employees also must submit these documents within the time periods outlined below.

In limited circumstances, an employee may be unable to arrange for his or her broker-dealer to forward account statements and confirmations directly to the Firm, such as when an employee is located outside the United States and in a jurisdiction that restricts such arrangements. Employees in such circumstances must forward to the Compliance Department copies of confirmations within 10 days of executing a transaction and copies of brokerage statements within 30 days of the end of the statement period.

B.	Initial and Annual Holdings Reports

All employees are required to submit to the Compliance Department both an initial and annual securities holdings report that discloses all covered securities held in any personal account. New employees (including existing employees of Man who, through job transfer or otherwise, must comply with this Code) must log onto the Firm’s electronic compliance system and enter the required information about each such covered security. New employees also must confirm that the electronic compliance system accurately lists and includes all required information for every covered security in any personal account.

In addition, to satisfy the annual holdings report requirement, all employees must log on to the Firm’s electronic compliance system annually and confirm that all covered securities in any personal account are listed in the system or were previously disclosed in brokerage statements initially provided to the Firm. The confirmation must include covered securities that were not acquired or held through a brokerage account (e.g., hedge fund interests and, as applicable, securities acquired through automatic investment plans), along with all required information about each covered security.

1.

Timing of Reports. An initial holdings report must be submitted (i.e., listed in the Firm’s electronic compliance system and submitted to the Compliance Department) no later than 10 days after becoming an employee, and the information contained in the report must be current as of a date no more than 45 days prior to the date of becoming an employee. Annual holdings reports must be submitted (i.e. listed in the Firm’s electronic compliance system and submitted to the Compliance Department) at least once each year thereafter by January 31, and the information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

2.

Required Information. Each report must contain the following minimum information for each covered security: (1) the title and type of covered security, and the exchange ticker symbol or CUSIP number (as applicable), number of shares and principal amount of any bonds, notes or other forms of debt (as applicable); (2) the name of any broker, dealer or bank with which the employee maintains any personal account ; and (3) the date on which the employee submits the report.

C.	Quarterly Transaction Reports

All employees are required to submit to the Compliance Department a quarterly transaction report disclosing each covered security transaction in any personal account during the calendar quarter. We expect that the duplicate brokerage statements provided by each employee to the Compliance Department (either directly or by the broker-dealer where an employee maintains a personal account) will satisfy these requirements, except in circumstances where a covered security is not acquired through or held in a brokerage account (e.g. interests in a hedge fund). With respect to any transaction in a covered security that is not acquired or held through a brokerage account, employees must log onto the Firm’s electronic compliance system and enter the required information about each such covered security.

1.

Timing of Reports. Quarterly transaction reports must be submitted no later than 30 days after the end of each calendar quarter, which will occur automatically through the submission of brokerage statements and confirms unless an employee has effected a trade in a covered security that is not acquired or held through a brokerage account.

2.

Required Information. Each report must contain the following minimum information for each covered security transaction: (1) the date of the transaction, the title, and the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date, number of shares, and principal amount of any bonds, notes or other forms of debt (as applicable) of each covered security involved; (2) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (3) the price of the covered security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date on which the employee submits the report.

D.	Exceptions to the Reporting Requirements

No employee is required to submit:

1.	Any report with respect to covered securities held in a personal account over which the employee had no direct or indirect influence or control (e.g., a blind trust); or

2.

A quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan (i.e., a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans).

E.	Disclaiming of Beneficial Ownership

Any personal trade report may contain a statement that the report shall not be construed as an admission by the employee making such report that he or she has any direct or indirect beneficial ownership in the covered security to which the report relates.

F.	Confidentiality

All reports, statements and information provided to the Firm pursuant to the Code shall be treated as confidential, except that such reports, statements and information may be disclosed to the extent required by law or regulation or to the extent the Firm considers it necessary or advisable to release such information in cooperating with a regulatory or other investigation, inquiry or examination.

In addition, employees should not reveal to any other person (except in the normal course of his or her duties on behalf of the Firm) any information regarding securities transactions made or being considered by or on behalf of the Funds.

G.	Compliance Reviews

The Chief Compliance Officer, or a designee under his or her supervision, will review holdings and transaction reports provided to the Firm pursuant to the Code for unauthorized, suspicious or unusual trading or patterns of trading. The Chief Compliance Officer or designee also will initial and date (or electronically acknowledge) at least a sample of all such reports and retain documentation to evidence his or her review. An alternate compliance officer or other designated person will review the holdings and transaction reports submitted by either the Chief Compliance Officer or other person who is assigned the primary responsibility for reviewing reports.

The review of personal trading reports looks to identify any pattern involving transactions at or about the same time as transactions in the same security for the Funds. This review may take into consideration factors such as (i) the number and dollar amount of the transactions; (ii) the trading volume of the covered security in question; (iii) the length of time the covered security has been held by the employee; and (iv) the employee’s involvement in the investment process.

It should be noted, however, that improper personal trading could be deemed to have resulted from a single transaction if the circumstances warrant a finding that the underlying principles of fair dealing have been implicated. Before making any determination that an improper trade has occurred, the Chief Compliance Officer shall give such person an opportunity to supply additional explanatory material.

V.	Limitations on Personal Securities Transactions

A.	General Fiduciary Obligations

Employees may not engage in any personal trading activities that may have the effect of defrauding a Fund, including (i) intentionally inducing or causing the Funds to take action, or to fail to take action, for the purpose of achieving a personal benefit rather than to benefit the Funds, such as causing a Fund to purchase a covered security owned by the individual for the purpose of supporting or driving up the price of the security or causing a Fund to refrain from selling a covered security in an attempt to protect the value of the employee’s investment, including an outstanding option; and (ii) using actual knowledge of transactions for a Fund to profit by the market effect of such transactions.

B.	Short-Term Trading

We believe that investing, and not short-term trading, is the appropriate investment approach for our employees. Accordingly, we discourage employees from engaging in short-term trading (i.e., 30 calendar days or shorter holding period based upon the first-in, first-out method of determining the date of purchase). A pattern of short-term trading may result in the Compliance Department withholding clearance on future trading requests. See Section VI of the Code for additional restrictions regarding short-term trading in Man Group stock.

C.	Pre-Clearance Requirements

All employees are required to submit requests for transactions in a personal account for any covered security by entering the potential trade into our electronic compliance system. An employee may not effect any such trade unless the person receives affirmative approval from the Chief Compliance Officer or his or her designee which is provided through the electronic compliance system. Special requirements apply to certain types of trades, as described below.

1.

“Restricted List” Securities. Trades in securities on our “restricted list” generally will be denied. Employees should be aware that the Compliance Department will also review personal securities transactions made within several days prior to the date a security is added to the restricted list and determine whether any remedial actions are warranted.

2.

Securities Held or to be Purchased or Sold by the Funds. At the discretion of the Chief Compliance Officer, who may consult with other members of senior management, employees may be permitted to effect for a personal account trades involving covered securities that are held or being purchased or sold, or are under consideration for purchase or sale, by the Funds. However, employees should be aware that the Compliance Department may deny or delay any requests to sell such securities if the Chief Compliance Officer determines that such sales may present an actual or potential conflict of interests with potential purchases, sales or the continued holding of such securities by the Funds.

3.

Private Placements and IPOs. Trades involving “limited offerings” (i.e., offerings exempt from registration under the Securities Act pursuant to Section 4(2) or 4(6) thereof) or initial public offerings by an issuer may be denied if the Compliance Department determines that such trades are available to an employee for inappropriate reasons or are otherwise suitable for the Funds. In addition, certain employees, such as portfolio managers are precluded by broker-

dealer regulations from acquiring securities issued as part of an initial public offering.

Pre-approval shall be deemed effective for two business days from the time approval is granted. If an employee does not execute an approved transaction within the effective period, the employee must seek and receive additional approval to execute the transaction at a later date. During the period between approval and execution of a transaction, an employee must immediately inform the Compliance Department about any new information that may indicate a conflict of interest or possible access by the employee (or an immediate family member) to confidential information relating to the security.

D.	Exceptions to Personal Transaction Restrictions

The restrictions set forth above in Sections B and C generally shall not apply to the following types of transactions:

1.	Purchases or sales in a personal account over which an employee has no direct or indirect influence or control;

2.

Purchases or sales of a covered security in an account over which a third party has been given written authorization to trade on behalf of the employee. Employees will be required to submit to the Compliance Department a quarterly attestation reflecting this arrangement. A copy of the attestation is attached as Exhibit C;

3.

Purchases or sales that are non-volitional on the part of an employee, including purchases or sales upon the exercise of puts or calls written by employees and sales from a margin account pursuant to a bona fide margin call;

4.	Purchases that are part of an automatic dividend reinvestment plan;

5.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer; and

6.

Purchases or sales that appear, pursuant to reasonable inquiry and investigation and approval, in writing, by the Chief Compliance Officer, to present no reasonable likelihood of harm to the Funds and that are otherwise in accordance with Rule 204A-1 of the Advisers Act.

E.	Mutual Fund and Other Fund Investments

Employees are reminded that they must comply with all of the terms and conditions of the prospectus or other offering documents of any unaffiliated registered open-end or closed-end investment company or privately offered pooled investment vehicle (each, a “Third Party Fund”) in which the employee holds a beneficial interest. In addition, employees may not have in place any arrangement or understanding (whether written or oral) with such Third Party Fund that allows the employee special privileges not extended to all shareholders and not otherwise disclosed in the offering memorandum of such fund.

VI.	Man Group plc Shares

Any employee subject to the Man Group plc (“Man Group”) share dealing code must obtain permission to execute a transaction in Man Group shares in advance of any dealing from the Group Management Department. In addition, whether or not an employee is subject to the share dealing code, all Man Group share transactions require permission to be sought through the electronic compliance system. Permission to deal in the shares on short term considerations will not be granted. Requests to deal in shares (or any other securities that are related to Man Group plc) that have been held for a period of 12 months or less will always be deemed as short term. For certain incentive share based schemes, the vesting period is included as part of the holding period.

Any employee who is a participant in any of the Man Group share-based employee incentive schemes also must effect all purchases and sales of Man Group shares through the Man Group’s brokers. Please contact Penny Stansil or Sybille Moller if you have any questions.

VII.	Restrictions on Gifts and Entertainment[4]

A.	Gifts

Employees may not accept any gift, service or other item of more than a de minimis value from any person or entity who does or seeks to do business with the Firm. In addition, no employee may give any gift, service or other item of more than a de minimis value to existing or prospective clients or any person or entity who does or seeks to do business with the Firm without pre-approval from their business supervisor. For purposes of the Code, the de minimis value is set at $100 per year in the aggregate.

In addition, employees may not give or accept cash gifts or cash equivalents to or from any existing or prospective investor or any person or firm that does or seeks to do business with the Firm.

Employees must report all gifts given or received through the Firm’s electronic compliance system.

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4 Personnel who are employed by Man’s SEC registered broker-dealer are subject to a separate gifts and entertainment policy to meet applicable regulatory requirements. Where that gifts and entertainment policy is more restrictive than the policies and procedures set forth in this Code, those personnel must comply with requirements of that separate gifts and entertainment policy.

B.	Entertainment

Employees may accept or provide reasonable entertainment, subject to the restrictions discussed below in Section D. Reasonable entertainment generally would include, among other things, an occasional meal, a ticket to a sporting event or the theatre, or comparable entertainment, which is (1) neither so frequent nor so excessive as to raise any question of propriety; (2) attended by the person providing the entertainment, meal, or tickets; and (3) not preconditioned on a specific “quid pro quo” business relationship. Any employee who anticipates that an entertainment event, either accepted or provided, will exceed $500 must obtain prior written approval from their business supervisor.

C.	Reporting

Employees are required to report promptly the receipt or provision of any gift or entertainment through the Firm’s electronic compliance system. However, employees are not required to report nominal promotional or commemorative items.

D.	Additional Restrictions

1. Broker-Dealers. We expect that no employee will receive a gift exceeding $100 in any year from a person associated with a broker-dealer. Rules applicable to persons associated with a broker-dealer prohibit this practice.

2. Government Officials. Employees may not give a gift or provide entertainment of any value to government officials or their families, including foreign officials, without the prior written approval of the Compliance Department.

3. Political Contributions and Activities. As a guiding principle, the Firm and our employees may not make political contributions for the purpose of obtaining or retaining advisory contracts with government entities or obtaining or retaining investments from government entities. The Firm and our personnel may be subject to a variety of specific state and local laws that govern our ability to make political contributions because the Firm may accept or seek investment advisory contracts or investments from government entities. If violated, these laws may prevent the Firm from accepting valuable advisory contracts or investments from applicable government entities. In addition, state and local laws may be complex, require the Firm to make disclosures and file reports, and vary greatly from one jurisdiction to another.

As a result, we generally permit employees to make contributions to state or local candidates for whom they are permitted to vote in an amount up to $250 and to federal candidates (i.e., presidential, U.S. senatorial or U.S.

representative candidates) without such monetary limit. Employees who wish to make contributions to candidates outside these thresholds should contact the Compliance Department before making any political contribution to a candidate for a state or local office.

We encourage employees to exercise their responsibility to vote and take an active interest in their community. However, employees should remember that their own civic and political activities and contributions represent their own views. As a result, employees may not use Firm funds, time, equipment, supplies, facilities or other resources. When employees participate in personal political activities, they should ensure that they are clearly acting on their own behalf and not as representatives of the Firm.

Finally, employees may not undertake activities designed to influence the decisions or actions of government officials in a manner that would require them or the Firm to register as a lobbyist, or employer of a lobbyist, without the prior written authorization of the Compliance Department.

4. Union Officials. The U.S. Department of Labor has established certain reporting requirements that apply to service providers to Taft-Hartley employee benefit funds. Those service providers, including investment advisers, must make annual reports detailing virtually all gifts and entertainment provided generally to unions, their officer, employees and agents, subject to a de minimis threshold.5 Accordingly, employees must receive pre-approval from the Compliance Department for gifts and entertainment provided to such persons.

5. Referral Arrangements. Employees may not make referrals of clients to third parties, such as accountant or attorneys, in return for any expected benefit.

VIII.	Outside Business Activities and Employment

A.	Service on Boards of Directors

No employee may accept a position as a director, manager or general partner of a publicly-traded company or partnership, or hold any similar position, unless such position has been presented to and approved by his or her business supervisor and the Compliance Department as consistent with the interests of the Funds and the Funds’ interestholders. In addition, employees must notify the Compliance Department and may be required to resign from a director position of a private company if that company decides to go public.

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5 For additional information regarding these reports, which are filed on a Form LM-10 (Employer Report), see www.dol.gov/esa/regs/compliance/olms/LM10_FAQ.htm.

B.	Other Outside Business Activities

Outside business activities present the potential to detract from an employee’s ability to discharge his or her responsibilities to the Firm, affect the Firm’s reputation and create an actual or potential conflict of interest. As a result, an employee must (i) provide written notice to his or her business supervisor and the Compliance Department utilizing the Outside Activity Request Form and (ii) and obtain their approval prior to

•

Participating in any outside employment or business activity for which compensation will be received, either directly or indirectly, including directorships of private companies, consulting engagements, or charitable positions, or

•	Accepting an executorship, trusteeship, or power of attorney, other than with respect to a family member.

The written notice must describe such employment/business activity and the approximate anticipated compensation. A copy of the Outside Activity Request Form is attached as Exhibit A.

In addition, to monitor outside activities and potential conflicts of interest, all employees are required to complete annually a conflicts questionnaire and to update the questionnaire promptly whenever any material changes occur. A copy of the conflicts questionnaire is attached as Exhibit B.

The Compliance Department, which may consult with a person’s business supervisor is responsible for reviewing all notices of outside employment/business activity. The Compliance Department may disapprove of, or place conditions on, outside employment/business activity that constitute, in the judgment of the Chief Compliance Officer, a potential conflict of interest with the duties owed by employees to the Firm and the Funds.

IX.	Reporting Violations

Employees must promptly report any violation of the Code to the Compliance Department. All reports will be treated confidentially, to the extent permitted by law, and investigated promptly and appropriately. The Firm will not retaliate against any person who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The Compliance Department will keep records of any violation of the Code, and of any action taken as a result of the violation.

X.	Exceptions to the Code

In addition to the specific exceptions provided in the Code, the Chief Compliance Officer may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:

(a)     The employee seeking the exception provides to the Compliance Department, at the Chief Compliance Officer’s discretion, a written statement (i) detailing the efforts made to comply with the requirement from which the employee seeks an exception and (ii) containing a representation that compliance with the requirement would impose significant undue hardship on the employee;

(b)     The Chief Compliance Officer believes that the exception would not harm or defraud any of the Funds and their interestholders, violate the general principles stated in the Code or compromise the employee’s or the Firm’s fiduciary duty to any Fund; and

(c)     The employee provides any supporting documentation that the Compliance Department may request from the employee.

No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under the Advisers Act.

XI.	Recordkeeping and Related Disclosure Requirements

The Compliance Department will ensure that all required books and records relating to the Code are properly maintained for each SEC registered adviser covered by the Code. These books and records generally must be maintained in an easily accessible place for at least five years from the end of the fiscal year during which the record was created, the first two years in an appropriate office of the adviser. The required books and records (and any special retention periods) are described below.

(a)     A copy of the Code that is in effect, or at any time within the past five years was in effect (each prior version must be retained for five years after last date the version was in effect);

(b)     A record of any violation of the Code, and of any action taken as a result of the violation;

(c)     A record of all written acknowledgements of receipt, review and understanding of the Code from each person who is currently, or within the past five years was, an employee (each written acknowledgement must be maintained for five years after the individual ceases to be an employee);

(d)     A record of each initial and annual holdings report and each quarterly transaction report made by an employee, including any brokerage confirmations and brokerage account statements obtained from an employee;

(e)     A record of the names of persons who are currently, or within the past five years were, employees (the list must include all individuals who were employees at any time within the past five years, even if some of them are no longer employees);

(f)     A record of any decision, and the reasons supporting the decision, to approve the acquisition of an IPO or limited offering (each such record must be retained for at least five years after the end of the fiscal year in which the approval is granted); and

(g)     A record of any exception from the Code granted by the Chief Compliance Officer, all related documentation supplied by the employee seeking the exception, and the reasons supporting the decision to grant the exception.

Finally, each SEC registered adviser covered by the Code is required to include a description of the Code in Part II of the adviser’s Form ADV Part II in response to Item 9 and, upon request, furnish clients with a copy of the Code. The Chief Compliance Officer will ensure that a proper description of the Code is included in the adviser’s Form ADV and will coordinate the distribution of the Code to any client who requests a copy.

XII.	Educational Efforts and Annual Review

The Compliance Department will conduct training and educational sessions with all employees to discuss the Code or any amendments thereto. Training and educational sessions will occur periodically and all employees are required to attend any training and educational session or read any applicable materials.

The Chief Compliance Officer will conduct an annual review of the Code to determine whether it is effective and being consistently enforced, and whether it is necessary to update or supplement the existing Code.

Attachment A

Code of Ethics Certification

By submitting this form, I hereby certify the following:

(i) I have received, read and understand the Code of Ethics, effective March 1, 2009 (the “Code”).

(ii) I acknowledge that I am subject to the Code and any amendments, and I will fully abide by the Code and any amendments.

(iii) I have complied with all applicable requirements of the Code, including that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

I understand that any violation of the Code and its polices and procedures may result in sanctions and/or disciplinary action, including dismissal, as well as civil and criminal liability, and that the Firm may initiate or cooperate in proceedings resulting in such penalties.

Signature:

Print Name:

Date:

Exhibit A

Man Investments Outside Business Activity Request Form

Name/Title of Employee:                                               Phone Ext:

Work Location: ___ Chicago ___Chicago Instl Sales ___ NY Instl Sales

Please indicate if you are a registered or non-registered employee: Y or N

Outside Activity Information:

Name of Business

Address:

Nature of business:

Is this business an investment related activity?     Yes or No

Is this business affiliated with Man Investments Inc. or any other Man affiliates? Yes or No

Employee’s job description and/or title (briefly describe duties):

Estimated Compensation: _____________

Intended Start Date:

How many hours per week will be devoted to this outside activity?     _____

How many hours per month will be devoted to this outside activity? ____

How much of the time will be devoted to this outside activity during Man Investment business hours (M-F 8:30am – 5:30pm)?

Employee’s Signature

Supervisor’s Signature

Compliance Department Review
------------------------------------------------------------------------------------------------------------

For Compliance Dept Use Only:

Does the employee’s U-4 need to be amended?     Yes or No

If yes, date U-4 is amended:

Exhibit B

Potential Conflicts of Interest Questionnaire

In order to assist the Firm in identifying and monitoring potential conflicts of interest, the Firm requires each employee to complete this questionnaire and disclose the required information. We will ask for a recertification of the information contained in this questionnaire annually. You must also promptly notify the Chief Compliance Officer of any material changes to the information provided in this questionnaire.

A.

Please disclose whether there is any entity or person (including any commercial business or not-for-profit organization) other than the Firm (or our affiliates) in which, or from which, during your employment with the Firm you have or expect to (1) receive compensation; (2) take an active advisory role; (3) serve as an employee, officer, director, partner, member, investment committee member or other position similar to any of the foregoing; or (4) provide any advice about investments.

Describe:

None

B.

Please disclose whether to your knowledge any of your immediate family members (including your spouse, parents, children or siblings) currently conduct business or seek to conduct business or work for an entity that conducts business or seeks to conduct business with the Firm (or our affiliates), including investors, trading counterparties (e.g., a brokerage firm), vendors, service providers, etc.

Describe:

None

C.	Please disclose whether to your knowledge you or your immediate family members directly or indirectly own any securities in or have any economic interest in any entity or business that conducts business with the Firm (or our affiliates) (e.g., investors, vendors, service providers, trading counterparties, etc.). Holdings of securities through the ownership of publicly available mutual funds or exchange traded funds (ETFs) are exempt from this disclosure.

Describe:

None

D.

Please disclose whether to your knowledge any of your immediate family members are officers, directors, partners, members or owners of greater than 5% of the voting securities of a public company or any other company that may be the subject of or relate to any reasonably foreseeable investment or potential investment by the Firm (or our affiliates).

Describe:

None

E.

Please disclose any other circumstance or relationship which to your knowledge may create any actual or potential conflict of interest between you, on the one hand, and the Firm (or our affiliates), any client or investor, on the other hand, or may create an appearance of impropriety.

Describe:

None

I confirm that the information above is true and complete. I agree to promptly notify the Chief Compliance Officer of any changes to the above information or if such information ceases to be true and complete.

Employee’s Signature

Name of Employee

Date

Exhibit C

Third Party Authorization Attestation

By submitting this form, I hereby certify that I have given written discretionary authority to a third party to effect transactions in the account listed below.  In addition, I further certify that I have not directed any of the transactions that were executed in the accounts listed below in the past quarter.

Quarter:	Year:

Broker Name(s)	Account Number(s)

Employee Name

Employee Signature